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                                                                    EXHIBIT 10.8

[LASON SYSTEMS, INC. LETTERHEAD]



                                August 22, 1995


Mr. Gary Monroe
FAX: 716-724-3250

Dear Gary:

Please consider this an offer of employment for you to join Lason Systems, Inc.

1. Your position will be Executive Vice President, reporting directly to the Chairman of the Board.

2. Your salary shall be $175,000 per year, plus a percentage of N.O.C. targeted to a bonus of approximately 50% of your salary.

3. You will receive an option to purchase 68,181 shares of Lason stock for fair market value of $1.00 (3% of fully diluted stock), to be vested as follows:

                 1/3 upon your joining Lason Systems, Inc.
                 1/3 upon completion of one year of employment
                 1/3 upon completion of two years of employment

         You will have an anti-dilution provision on these options as follows:
                 In the event additional capital is invested, you will have the right (but not the obligation) to match pro-rata such investment to protect your equity percentage. This additional investment will be accomplished by signing a non-recourse note bearing the minimum interest percentage allowed by statute. The security for this note will be the underlying equity of the options.

4. We agree on an annual basis, to review your contributions, and in the sole discretion of the Board, to issue additional options as merited.

5. In the event that Lason Systems, Inc. terminates your services during the first two (2) years of employment for reasons other than cause, we will pay you a severance sum equal to nine (9) months salary.

6.       You will be granted a seat on Lason's Board.

7.       We will pay relocation costs up to a maximum of $40,000.




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Gary, I really think this is a good opportunity for you and for Lason.  I hope you decide to accept this offer.  Please let me know as soon as possible.

Sincerely,

/s/ Bob Yanover
Robert A. Yanover
Chairman of the  Board
LASON SYSTEMS, INC.